EXHIBIT 99.1

CHINA YIDA HOLDING, CO. LAUNCHED THE “TRAVEL CHINA BY RAILWAY" TV PROGRAM

Fuzhou, China – February 19, 2009 -- China Yida Holding, Co. (OTC/BB: CYID) (“the Company” or “China Yida”), one of China’s leading comprehensive tourism and media management companies, recently announced that its wholly-owned subsidiary Fuzhou Fuyu Advertise, LLC (“FETV”) has entered into a Cooperation Agreement (the “Agreement”) with the Railway Media Center (“RTC”) in order to achieve their cooperation in television program broadcast on trains. Pursuant to the Agreement, the Company obtains the exclusive production right of the television program titled “Journey through China on the Train” and advertisement management right for a term of six (6) years. The Company will be responsible for planning, filming, producing, and advertisement management, and RMC will be responsible for broadcasting the Journey Program on its national railway television program network.  During the first three (3) years, the Company is obligated to pay RMC in a sum of 300,000 RMB, and during the remaining three years, the Company will pay RMC 350,000 RMB.  The Company is entitled to the remaining income arising from the operation of the Journey Program.

RMC Initiates Cooperation and
China Yida Successfully Lands on aNational Media Platform

RMC engages in filming and producing television and audio programs on behalf of the Chinese Ministry of Railway. Their television program broadcast network covers all the large and medium cities in every province and the surrounding areas of the railway operated by18 Railway Bureaus. Their television program broadcast on train will cover all the high-speed motor train units, and seven (7) Tibet train lines. Passengers on long trips hope to enjoy relaxing programs related to travel and also obtain travel tips.  Due to the lack of professionals, railroad television programs have been of low quality, failing to meet the needs of the public. Therefore, the Ministry of Railway is in urgent need to resolve this problem.

The Company is a leading comprehensive tourism and media management company with successful practical experience, professional and competitive media management team, extensive customer and social network. In consideration of the Company’s qualifications, RMC initiated negotiation with the Company to explore cooperation opportunities.  After their initial meeting, the Company promptly planned and produced the Journey Program. The Ministry of Railway highly evaluated the Journey Program, acknowledging that the Journey Program represents the style and quality of railway television program they have been contemplating for a long time but failed to produce. Active and relaxing, the Journey Program hosts present tourist information and various tourism destinations around the country in humorous and joyful style.

With 20’ duration, the Journey Program consists of four (4) segments – “Landscapes Appreciation,” Photographing and Traveling,” Traveling on the Way,” and “Travel Tips.”  Each segment can be sold and operated independently.  15’’ commercial can be inserted into each segment break eight (8) times. These commercials as part of the Journey Program will be broadcast to passengers traveling on Tibet train lines and high-speed motor train units daily on a rolling basis, and the national railway television broadcast network weekly on a rolling basis.

Significant Impact on China Yida’s
Successful Business Expansion Model

The cooperation between the Company and RMC involves three major television broadcast platforms, consisting of the Tibet train lines, motor train units, and national railway television network, covering all the major cities (Beijing, Tianjian, Shanghai, Nanjing, Guangzhou, Shenzhen, Jinan, Qingdao and etc.), seven (7) train lines into Tibet, millions of traveling population, approximately 2,600,000 households, 10,400,000 residents in the surrounding areas of railway. Most importantly, in an enclosed train car, the Journey Program will easily obtain passengers’ attention. Further, passengers on the Tibet train lines and motor train units having high consumption ability and potential are always the targeted advertising population of various industries, such as travel, automobile, real estate, communication, apparel, accessories and luxury commodities.  Therefore, the Journey Program has tremendous market penetration ability and operation potential.

Dr. Chen Minhua, Chairman of the Company, happily stated that this project would significantly propel China Yida’s media management expansion and multi-dimensional operation.

First, the Chinese Ministry of Railways highly recognized the Company’s “Tourism--Media” development strategy business model will be well accepted and reproduced nationally, which can potentially enhance the Company’s reputation in the national media industry.

Second, the project also brings significant economic benefit. The Company relies on its own professional expertise and leading position in tourism and media industry. Therefore, with low operation costs, the Company can generate significant economic benefits.

Third, the project has significant operational growth potential. The aggregate mileage of China’s railway system is approximately 77,083.8 kilometers, with its length ranked as the first in Asia and the third in the world.  As the main artery of China’s economic growth, the railway is the main transportation vehicle for Chinese people.  According to the statistics of the Ministry of Railways, the railway carried 1,700,000,000 passengers in 2007.  In 2010, the railway will carry 2,000,000,000 passengers annually and this number will reach 4,000,000,000 in 2020.  The average time that each passenger spends on train is about 15 hours. Therefore, the railway television media will become a new media industry.  Pursuant to the Agreement, the Journey Program will be broadcast in the same manner on all newly installed train television network after the effective date of this Agreement.  As a result, such project will bring good prospect for Chinese’s future management development.

Fourth, this project will build a new promotion platform for the tourism destinations operated by the Company, not only reducing its operation cost, but also promoting the brand names of these destinations. At the same time, China Yida’s large number of travel advertisement clients will become potential partners in its development of travel industry.

In general, this Agreement demonstrates the successful development of China Yida’s unique business model, and strengthens our leading position in China’s tourism and media management.